EXHIBIT 99.1

NEWS RELEASE	CONTACT: Randy Lieble
FOR IMMEDIATE RELEASE	(715) 839-2164

NATIONAL PRESTO INDUSTRIES, INC. ANNOUNCES DEFENSE DIVISION SUBCONTRACTED AWARDS

Eau Claire, Wisconsin (April 23, 2018) – National Presto Industries, Inc. (NYSE: NPK) announced today that on April 19, 2018, Spectra Technologies, LLC, a wholly-owned subsidiary within National Defense Corporation, Presto’s Defense segment holding company, received a subcontract for the production of the warhead for the Small Diameter Bomb program. This award, Spectra’s largest ever for warhead production, in combination with other recent subcontracts represents a total value of approximately $43 million. Deliveries on these awards will commence later in 2018.

National Presto Industries, Inc. operates in two business segments. The Housewares/Small Appliance segment designs and sells small household appliances and pressure cookers under the PRESTO® brand name. It also designs and markets the first self-service/self-reloadable fire extinguisher: the Rusoh® Eliminator® fire extinguisher. The segment is recognized as an innovator of new products. The Defense segment manufactures a variety of products, including medium caliber training and tactical ammunition, energetic ordnance items, fuzes, cartridge cases, less-lethal munitions, and less-lethal accessory equipment.

This release contains “forward looking statements” made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995 that are subject to certain risks and uncertainties, as well as assumptions, that could cause actual results to differ materially from historical results and those presently anticipated or projected. In addition to the factors discussed above, other important risk factors are delineated in the Company’s various SEC filings.